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EXHIBIT 11 CONSENT OF INDEPENDENT ACCOUNTANTS



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 3, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of the Harris Insight Funds, which is also incorporated by reference in such Statements of Additional Information. We also consent to the references to us under the headings "Independent Accountants," "Experts" and "Financial Statements" in such Statements of Additional Information and to the references to us under the heading "Financial Highlights" in such Prospectuses.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Thirty South Seventeenth Street
Philadelphia, PA  19103
April 30, 1998